Exhibit 10.63

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of December         , 2004, is by and between St. John Knits, Inc., a California corporation (“Company”), and Robert Green, an individual (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows.

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment. Subject to the provisions of Article IV of this Agreement, the Company hereby employs Executive, and Executive agrees to serve as the Executive Vice President – Sales and Marketing of the Company and St. John Knits International, Incorporated (“SJKII”) from the period beginning on the date on which Executive commences employment with the Company (the “Effective Date”) and ending 5 years after such Effective Date (the “Term”); provided, however, that commencing with the fifth anniversary of the Effective Date and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the applicable Extension Date that the Term shall not be so extended. In such position, Executive shall have such duties and authority commensurate with the position of an executive vice president of sales and marketing for a company of similar size and nature and as the Company’s Chief Executive Officer shall otherwise determine from time to time. Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of SJKII and the Company during the Term, unless this Agreement is terminated sooner in accordance with the provisions hereto. Executive shall report to the Chief Executive Officer and shall have his principal place of business in New York City, New York.

ARTICLE II

COMPENSATION

2.1 Annual Salary. During the Term, the Company shall pay Executive at the annual rate of:

Year 1:	$520,000

Year 2:	$520,000

Year 3:	$570,000

Year 4:	$620,000

Year 5:	$620,000

Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Rate”. The Base Rate shall be payable in accordance with the Company’s normal pay periods for exempt employees (bi-weekly). For any extension period, Executive’s Base Rate shall be determined by the Chief Executive Officer and approved by the Board of Directors.

2.2 Stock Options.

(a) Option Grant.

(i) On the Effective Date or as soon as practicable thereafter, Executive shall be granted an option under an option agreement, in the form attached hereto as Exhibit A (the “Option Agreement”), to purchase 37,500 Shares, at the price of $40.00 per Share, which shall be subject to the terms and conditions set forth in the Amended and Restated St. John Knits International, Incorporated 1999 Stock Option Plan (the “Stock Option Plan”) and the Option Agreement.

(ii) The Option Agreement shall be modified to include a provision whereby, upon Executive’s termination by the Company without Cause or by the Executive for Good Reason (as defined herein) during the first 2 years of the Term, then (A) Executive shall automatically become vested for those number of option shares they would have been vested in under the Option Agreement had they remained employed as of the second anniversary of the Grant Date (as defined in the Option Agreement) and all other option shares shall be cancelled and (B) Executive shall not be required to exercise vested option shares until the 5th anniversary of the Grant Date.

(iii) In the event of any conflict or inconsistency between the terms and conditions of the Stock Option Plan and the Option Agreement, the terms and conditions of the Option Agreement shall control.

(b) Subscription Agreement. All Shares acquired by Executive upon the exercise of an Option shall be subject to the terms and conditions of a subscription agreement, substantially in the form attached hereto as Exhibit B.

2.3 Reimbursement of Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.4 Bonuses.

(a) Starting Bonus. Executive shall receive a starting bonus in the amount of $50,000 (the “Starting Bonus”) that shall be paid out in Executive’s first paycheck after the Effective Date; provided, however, if at any time within the first 18 months after the Effective Date, Executive’s employment with the Company is terminated by Executive without Good Reason (as defined in Article 4.1 below) or by the Company for Cause, Executive shall, within

20 business days after any such termination, repay to the Company the Starting Bonus. Nothing in this paragraph is to be read as guaranteeing Executive’s employment longer than the Term or in any other way.

(b) Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with respect to each fiscal year during the Term of up to 50% of the Base Rate, which shall be determined by, and paid based upon, both (i) performance goals of the Company as established by the Board of Directors of the Company and (ii) performance goals for the Executive individually, which shall be set by the Chief Executive Officer in consultation with Executive (and approved by the Board of Directors of the Company) within the first 90 days of each fiscal year (or in the case of the first year, within the first 90 days after the Effective Date); provided, however, that Executive shall be entitled to an Annual Bonus with respect to the first fiscal year in which he is employed of no less than 25% of Executives Base Rate, as may be prorated as set forth below (the “Minimum Annual Bonus Amount”); and further provided, however, that except as expressly set forth in this Agreement, to be eligible for any Annual Bonus, Executive must be employed by the Company as of the end of each respective fiscal year. In the event the Term begins or ends on a date other than the beginning or end of a fiscal year, respectively, then the Annual Bonus shall be prorated in accordance with the following calculation: the Annual Bonus shall be equal to the product of (A) the Annual Bonus that Executive would have actually earned in the fiscal year (if Executive had been employed by the Company and based upon achievement of the performance goals established for such full fiscal year), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year and the denominator of which is 365.

2.5 Benefits.

(a) General Benefits. Except as provided pursuant to Article 2.5(b) below, during the Term, Executive shall be entitled to participate in and be covered by all health, insurance, pension and other employee plans and benefits currently established for the employees of the Company on at least the same terms as other senior executives of the Company, subject to meeting applicable eligibility requirements.

(b) Minimum Benefits. During the Term, the Company shall provide Executive with the following minimum benefits, subject to Executive meeting applicable eligibility requirements:

(i) The Company shall obtain, and pay the premiums on, a 5-year term life policy in the amount of $2,000,000 on the life of Executive, naming Executive’s designated beneficiary as the beneficiary thereof.

(ii) The Company shall add Executive to, and pay the premiums on, its existing supplemental health policy.

(iii) The Company shall obtain, and pay the premiums on, a long-term disability policy consistent with Executives existing coverage, but such premiums shall not exceed $10,000 per annum.

2.6 Vacations and Holidays. During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave of 4 weeks at full pay, or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. Executive shall be entitled to such holidays as are established by the Company for all employees.

ARTICLE III

CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s business operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its affiliates, clients, customers, consultants, or licensees, known, learned, or acquired by Executive during the period of Executive’s employment by the Company (unless generally known to the public or to trade sources other than as a result of Executive’s breach of this Article 3.1 or any breach of other confidentiality obligations by third parties) (collectively “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an employee of the Company. Except as required by law, prior to the Effective Date, (a) Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the contents of this Agreement and (b) the Company will not disclose to anyone, other than its affiliates and legal or financial advisors, the contents of this Agreement.

3.2 Return of Confidential Material. Executive shall promptly deliver to the Company on termination of this Agreement, whether or not for Cause and whatever the reason, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, Confidential Information and any other documents of a confidential nature belonging to the Company or any of its affiliates, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of this Agreement, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

3.3 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company or any of its affiliates, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.4 Prohibition on Solicitation of Employees, Agents or Independent Contractors. During the Restricted Period, Executive will not solicit any of the employees, agents, or independent contractors of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates for a competitive company or business. However, Executive may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company or any of its affiliates after a period of 120 days have elapsed since the termination date of such employee, agent or independent contractor. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.5 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or Confidential Information.

3.6 Survival of Obligations. Executive agrees that the terms of this Article III shall survive the Term and the termination of Executive’s employment with the Company.

ARTICLE IV

TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. “Cause” shall include the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, (A) a felony under the laws of the United States or any state thereof or (B) any other crime (excluding a petty misdemeanor) involving theft, fraud, dishonesty or moral turpitude;

(ii) Executive engages in willful misconduct that results in any material harm to the Company;

(iii) Executive’s willful failure to substantially carry out Executive’s duties (except where such failure is a result of Executive’s death or Disability) within 10 days after a written demand for substantial performance approved by a resolution of the Board of Directors is delivered to Executive by the Board of Directors that specifically identifies the manner in which the Board of Directors believes Executive has not substantially performed Executive’s duties;

(iv) a material breach of this Agreement by Executive and Executive fails to cure such breach within 30 days following written notice delivered by the Company; or

(v) Executive’s material violation of any written Company policy and Executive fails to cure such violation within 10 days following written notice delivered by the Company; provided, however, that a repeat violation of the same or similar policy shall not be subject to a cure period.

For purposes of this Article 4.1(a), no act, or failure to act, on the part of Executive shall be considered “willful” to the extent such act, or failure to act, is based upon a directive given pursuant to a resolution duly adopted by the Board of Directors.

(b) Good Reason. “Good Reason” shall mean, without Executive’s prior written consent:

(i) the assignment to Executive of duties inconsistent with the position and status of Executive as set forth in this Agreement;

(ii) a substantial alteration or diminution in the nature, status or prestige of Executive’s responsibilities or a diminution in Executive’s title or reporting level from that set forth in this Agreement; provided, however, that after a Change in Control (as defined hereinafter), a change in Executive’s title or reporting level shall not be deemed Good Reason so long as Executive maintains substantially the same duties as Executive had prior to the Change in Control;

(iii) the relocation of the Executive’s principal business location to a point more than 50 miles from the location of such office as of the date of this Agreement;

(iv) a reduction by the Company of (A) Executive’s Base Rate, (B) Executive’s Annual Bonus opportunity as described in Article 2.4(b), or (C) the minimum benefits described in Article 2.5(b) of this Agreement;

(v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement; or

(vi) a material breach of this Agreement by the Company (including, without limitation, the Company’s failure to grant the Option or pay the Minimum Annual Bonus Amount).

provided that any event described in clauses (i) through (vi) above shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 180th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has given the Company written notice thereof prior to such date. For purposes of clause (ii) above, a “Change in Control” shall be deemed to mean when Vestar Capital Partners, and the partners therein and the respective affiliates thereof (“Vestar”), hold, in the aggregate, less than 50% of the stock of SJKII beneficially owned by Vestar as of the Effective Date.

(c) Disability. “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to substantially perform his duties hereunder (reasonable absences because of sickness for up to four consecutive months excepted; provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within 90 days of the beginning of the new period of incapacity or absence and the incapacity or absence is determined by the Board of Directors, in good faith, to be related to the prior incapacity or absence). A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

4.2 Termination by Company. The Company may terminate Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive. The effective date of termination (the “Termination Date”) shall be considered to be 30 days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company immediately.

4.3 Termination by Executive. Executive may terminate his employment hereunder upon 30 days’ written notice to the Company. The Termination Date shall be considered to be 30 days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company immediately.

4.4 Death or Disability of Executive. Executive’s employment hereunder shall terminate immediately upon the death or Disability of Executive. In such event, the Termination Date shall be the date of death or the date of the determination of Executive’s Disability in accordance with the provisions of Article 4.1(c), as applicable.

4.5 Severance Benefits Received Upon Termination.

(a) Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, then Executive shall be entitled to (i) the Base Rate through the Termination Date, (ii) any Annual Bonus earned but unpaid as of the Termination Date for any previously completed year, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date, (iv) credit for any vacation earned but not taken, and (v) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (v) hereof being referred to as the “Accrued Rights”). The Company shall thereafter have no further obligations to Executive under this Agreement.

(b) Termination Due to Death or Disability. If Executive’s employment is terminated due to Executive’s death or Disability, then Executive shall be entitled to the Accrued Rights. The Company shall thereafter have no further obligations to Executive under this Agreement.

(c) Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Executive’s continued compliance with the provisions of Article III and entering into a general release agreement with the Company, Executive shall be entitled to:

(i) continued payment of the Base Rate for a period of 18 months following the Termination Date (the “Severance Period”), payable in equal monthly installments;

(ii) a lump sum payment, within 60 days following the beginning of the fiscal year subsequent to the fiscal year in which the Termination Date occurs, equal to the product of (A) the Annual Bonus that Executive would have actually earned in the fiscal year in which the Termination Date occurs (if Executive had remained employed by the Company and based upon achievement of the performance goals established for such fiscal year), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year in which the Termination Date occurs and the denominator of which is 365;

(iii) during the Severance Period, continuation of health insurance coverage as then in effect for Executive pursuant to Executives continuing coverage rights under COBRA; and

(iv) the Accrued Rights.

(d) Expiration of the Agreement. If the Company should give Executive notice, pursuant to Section 1.1, that it does not intend to renew this Agreement beyond the Agreement’s expiration date (the “Expiration Date”), then, subject to Executive remaining employed through the Expiration Date and entering into a general release agreement with the Company, Executive shall be entitled to:

(i) continued payment of the Base Rate (in effect as of the Expiration Date) for a period of 9 months following the Expiration Date (the “Severance Period”), payable in equal monthly installments;

(ii) a lump sum payment, within 60 days following the beginning of the fiscal year subsequent to the fiscal year in which the Expiration Date occurs, equal to the product of (A) the Annual Bonus that Executive would have actually earned in the fiscal year in which the Expiration Date occurs (if Executive had remained employed by the Company and based upon achievement of the performance goals established for such fiscal year), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year in which the Expiration Date occurs and the denominator of which is 365 (i.e. Executive shall not receive credit towards a bonus for performance goals that are met after the Expiration Date);

(iii) during the Severance Period, continuation of health insurance coverage as then in effect for Executive pursuant to Executives continuing coverage rights under COBRA; and

(iv) the Accrued Rights.

ARTICLE V

GENERAL PROVISIONS

5.1 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand with written acknowledgment of receipt, or when received by the addressee, if mailed by United States registered mail, return receipt requested, postage prepaid, or when received by the addressee, if sent by a national recognized overnight delivery service as follows:

If to the Company:	St. John Knits, Inc.
17622 Armstrong Avenue
Irvine, California 92614
Attn: CEO

If to Executive:	Robert Green
c/o St. John Knits, Inc.
17622 Armstrong Avenue
Irvine, California 92614

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.3 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

5.5 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.7 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

5.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

5.9 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 5.9, the Company may assign or delegate its rights, duties, and obligations hereunder to any of its affiliates or to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company.

5.10 Set-Off. The Company’s obligation to pay Executive the amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts loaned or advanced by the Company or any of its affiliates to Executive.

5.11 Indemnity. Upon Executives request, the Company and Executive shall enter into an indemnification agreement consistent to indemnification agreement entered into between the Company and other officers and directors of the Company.

5.12 Representations.

(a) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(b) The Company hereby represents to Executive that (i) the Company is fully authorized and empowered by action of the Board of Directors to enter into this Agreement and

(ii) the performance of the Company’s obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization.

5.13 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.14 Arbitration. Except as provided in Article 3.5 of this Agreement, any controversy arising out of or relating to Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be resolved by arbitration before the American Arbitration Association in Orange County, California. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.

5.15 Survival. The respective rights and obligations of the parties to this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

5.16 No Mitigation. Except as expressly provided in this Agreement, the Company agrees that any income and other employment benefits received by Executive from any and all sources other than the Company or any of its affiliates before, during or after the Term shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits to Executive as provided in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

St. John Knits, Inc., a California corporation

By:
Name: Richard Cohen

Robert Green

EXHIBIT A

[FORM OF OPTION AGREEMENT]

EXHIBIT B

[SUBSCRIPTION AGREEMENT]